TREDEGAR REPORTS FIRST-QUARTER 2018 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--May 1, 2018--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported first-quarter financial results for the period ended March 31, 2018.
First quarter 2018 net income was $18.2 million ($0.55 per share) compared with net income of $3.7 million ($0.11 per share) in the first quarter of 2017. Net income from ongoing operations, which excludes special items, was $12.9 million ($0.39 per share) in the first quarter of 2018 compared with $6.0 million ($0.18 per share) in the first quarter of 2017. A reconciliation of net income, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three months ended March 31, 2018 and 2017, is provided in Note (a) of the Notes to the Financial Tables in this press release.

Highlights for ongoing operations for the first quarter of 2018 include:

•	Operating profit from ongoing operations for PE Films of $14.0 million was $5.0 million higher than the first quarter of 2017

•	Operating profit from ongoing operations for Flexible Packaging Films was $1.7 million, which was favorable by $3.7 million versus the operating loss in the first quarter of 2017

•	Operating profit from ongoing operations for Bonnell Aluminum of $10.2 million was $0.4 million higher than the first quarter of 2017

John Gottwald, Tredegar’s president and chief executive officer, said, “Earnings per share from ongoing operations in the first quarter of 2018 were 21 cents higher than the first quarter of 2017. More than half, or 13 cents, of this increase came from the reduction in the U.S. corporate income tax rate and lower non-cash depreciation and amortization expenses at Terphane that resulted from asset write-downs in the fourth quarter of last year. From an operations perspective, our Surface Protection component of our PE Films segment continued to benefit from strong demand for displays used in electronic devices, and achieved record-level quarterly profits. In our Personal Care component of PE Films, management is very focused on developing new products and growing sales in its markets while facing a major customer product transition that is expected to start after 2018.”
Mr. Gottwald further stated, “Bonnell Aluminum’s profit performance was slightly ahead of the first quarter of 2017. Terphane’s profits, while improving due to significantly lower non-cash depreciation and amortization charges, will likely continue to be volatile from quarter-to-quarter due to excess industry capacity, particularly in its core Latin American market.”
OPERATIONS REVIEW
PE Films
PE Films is composed of personal care materials, surface protection films, polyethylene overwrap films and films for other markets. A summary of first-quarter and year-to-date operating results from ongoing operations for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	March 31,
	2018	2017
Sales volume (lbs)	34,823	35,056	(0.7)%
Net sales	$93,249	$86,411	7.9%
Operating profit from ongoing operations	$14,034	$9,031	55.4%

First-Quarter 2018 Results vs. First-Quarter 2017 Results
Net sales (sales less freight) in the first quarter of 2018 increased by $6.8 million versus 2017 primarily due to a $6.4 million increase in surface protection films, partially offset by lower topsheet volume in Personal Care. Volume growth in Surface Protection was driven by continued strong demand in the LCD market.
Operating profit from ongoing operations in the first quarter of 2018 increased by $5.0 million versus the first quarter of 2017 primarily due to:

•
Higher contribution to profits from surface protection films, primarily due to higher volume and production efficiencies ($4.7 million), partially offset by higher costs associated with additional labor to meet increased demand ($0.7 million);

•
Lower contribution to profits from personal care films, primarily due to lower topsheet volume ($1.5 million), partially offset by higher volume of elastics and acquisition distribution layer products ($0.4 million), improved pricing on certain personal care products ($0.7 million) and the net favorable impact from the change in U.S. Dollar value of currencies for operations outside of the U.S. ($0.3 million); and

•	Realized cost savings associated with the previously announced project to consolidate domestic manufacturing facilities in PE Films ($1.0 million).
The Surface Protection component of the PE Films reporting segment supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation process and then discarded.
As previously discussed, the Company believes that over the next few years, there is a risk that a portion of its film used in surface protection applications will be made obsolete by possible future customer product transitions to less costly alternative processes or materials. The Company estimates on a preliminary basis that the annual adverse impact on ongoing operating profit from customer shifts to alternative processes or materials in Surface Protection is in the range of up to $5 to $10 million. Given the technological and commercial complexity involved in bringing these alternative processes or materials to market, the Company is very uncertain as to the timing and ultimate amount of the possible transitions. In response, the Company is aggressively pursuing new surface protection products, applications and customers.
The Company continues to anticipate a significant product transition after 2018 in the Personal Care component of PE Films. The Company currently estimates that this will adversely impact the annual sales of the business unit by $70 million sometime after 2018. Personal Care has been increasing its R&D spending (an increase of $5 million in 2017 versus 2014), is investing capital, and is accelerating sales and marketing efforts to capture growth and diversify its customer base and product offerings in personal care products. The overall timing and net change in Personal Care’s revenues and profits and capital expenditures needed to support these efforts during this transition period are uncertain at this time.
Capital Expenditures, Depreciation & Amortization
Capital expenditures in PE Films were $1.9 million in the first three months of 2018 compared to $4.3 million in the first three months of 2017. Capital expenditures are projected to be $36 million in 2018, including: $14 million of a total $25 million expected for North American capacity expansion for elastics products in Personal Care; new capacity and upgrades for next generation products in Surface Protection ($7 million); other growth and strategic projects ($5 million); and approximately $10 million for routine capital expenditures required to support operations. Depreciation expense was $3.8 million in the first three months of 2018 and $3.5 million in the first three months of 2017. Depreciation expense is projected to be $16 million in 2018.

Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of first quarter operating results from ongoing operations for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	March 31,
	2018	2017
Sales volume (lbs)	23,318	22,062	5.7%
Net sales	$28,437	$26,710	6.5%
Operating profit (loss) from ongoing operations	$1,715	$(1,998)	NA
First-Quarter 2018 Results vs. First-Quarter 2017 Results
Sales volume increased by 5.7% in the first quarter of 2018 compared with the first quarter of 2017 due to higher production volume. Net sales in the first quarter of 2018 increased 6.5% versus the first quarter of 2017 due to the higher production, which was at full capacity utilization.
Terphane’s operating results from ongoing operations in the first quarter of 2018 increased by $3.7 million versus the first quarter of 2017 primarily due to:

•	Significantly lower depreciation and amortization of $2.3 million resulting from the $101 million non-cash asset impairment loss recognized in the fourth quarter of 2017;

•
A benefit of $0.9 million from higher volume, improved pricing with higher prices that lagged higher raw material costs and improved productivity due to higher capacity utilization at the main production facility in Cabo de Santo Agostinho, Brazil (the “Cabo Plant”);

•	An insurance recovery of $0.3 million from a power outage in a prior period at the Cabo Plant; and

•	Lower foreign currency transaction losses of $0.2 million (losses of $0.1 million in 2018 versus $0.3 million in 2017).
Terphane’s quarterly financial results have been volatile, and the Company expects continued uncertainty and volatility until industry capacity utilization and the competitive dynamics in Latin America improve. Furthermore, while industry economics are suffering with excess capacity, Terphane is currently operating at full capacity utilization and is spending approximately $1.8 million (including capital expenditures of $1 million and project expenses of $0.8 million) in 2018 to re-start an idled production line to participate in expected market growth and defend its market share.
Capital Expenditures, Depreciation & Amortization
Capital expenditures in Terphane were $0.6 million in the first three months of 2018 compared to $0.5 million in the first three months of 2017. Terphane currently estimates that total capital expenditures in 2018 will be $5 million, including approximately $1 million to re-start the idled production line referenced above and for routine capital expenditures required to support operations. Depreciation expense was $0.3 million in the first three months of 2018 and $1.9 million in the first three months of 2017. Depreciation expense is projected to be $1.0 million in 2018. Amortization expense was $0.1 million in the first three months of 2018 and $0.7 million in the first three months of 2017, and is projected to be $0.5 million in 2018. Aggregate depreciation and amortization expense is projected at $1.5 million in 2018, down significantly from $10.5 million in 2017 due to the write-down of Terphane’s long-lived assets during the fourth quarter of 2017.
Aluminum Extrusions
Aluminum Extrusions, which includes Bonnell Aluminum and its operating divisions, AACOA and Futura, produces high-quality, soft-alloy and medium-strength aluminum extrusions primarily for the following markets:

building and construction, automotive, and specialty, which consists of consumer durables, machinery and equipment, electrical and distribution end-use products.
A summary of first-quarter results from ongoing operations for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	March 31,
	2018	2017
Sales volume (lbs) *	44,271	42,395	4.4%
Net sales	$128,235	$99,599	28.8%
Operating profit from ongoing operations	$10,199	$9,829	3.8%
* Excludes sales volume associated with Futura Industries Corporation (“Futura”), acquired on February 15, 2017.
First-Quarter 2018 Results vs. First-Quarter 2017 Results
Net sales in the first quarter of 2018 increased versus 2017 primarily due to the addition of Futura and higher volume. Futura contributed $21.0 million of net sales in the first quarter of 2018 versus $8.7 million for the 40 days owned during the first quarter of 2017 (acquired on February 15, 2017). Excluding the impact of Futura, net sales improved due to higher sales volume and an increase in average selling prices primarily due to the pass-through to customers of higher market-driven raw material costs.
Volume on an organic basis (which excludes the impact of the Futura acquisition) in the first quarter of 2018 increased by 4.4% versus 2017 due to higher volume in the nonresidential building and construction and specialty markets. Higher average net selling prices, primarily attributed to an increase in aluminum market prices, had a favorable impact on net sales of $11.5 million, and higher volume improved net sales by $3.7 million.
Operating profit from ongoing operations in the first quarter of 2018 increased by $0.4 million in comparison to the first quarter of 2017. Excluding the favorable profit impact of Futura (operating profit of $1.8 million in the first quarter of 2018 versus $0.9 million in the first quarter of 2017), operating profit from ongoing operations decreased $0.5 million, primarily due to:

•
Higher volume and inflation-related sales prices ($2.7 million), partially offset by increased operating costs, including utilities and employee-related expenses and higher depreciation ($1.7 million); and

•	Continued inefficiencies associated with the new extrusion line at the Niles, Michigan plant ($1.5 million).
On March 8, 2018, the U.S. imposed tariffs of 10% on aluminum ingot and semi-finished aluminum imported into the U.S. from certain countries, including countries from which Bonnell Aluminum has historically sourced aluminum supplies. On April 6, 2018, the U.S. announced sanctions on certain Russian individuals and on companies controlled by those individuals, including United Company RUSAL Plc, Russia’s largest aluminum producer and a substantial supplier of primary aluminum to the U.S. market.  Collectively, these events have resulted in a significant increase in the cost of aluminum ingot used by Bonnell Aluminum to make its products.  The average U.S. Midwest Transaction price, the benchmark price for P1020 high-grade aluminum ingot delivered, averaged $1.12 per pound in the first quarter of 2018, up $0.18 from $0.94 per pound in the first quarter of 2017.  This price has exceeded $1.30 per pound on certain days in April 2018.  In 2017, aluminum raw materials comprised 43% of Bonnell Aluminum’s average selling price when the U.S. Midwest Transaction price averaged $0.98 per pound.  For the vast majority of its business, Bonnell Aluminum expects to be able to pass through higher aluminum costs to customers.  However, a higher cost for aluminum extrusions could result in product substitutions in place of aluminum extrusions, which could materially and negatively affect Bonnell Aluminum’s business and results of operations.

Capital Expenditures, Depreciation & Amortization
Capital expenditures in Bonnell Aluminum were $2.5 million in the first three months of 2018 (including $0.5 million associated with Futura), compared to $8.0 million in the first three months of 2017. Capital expenditures in 2017 included the extrusions capacity expansion project at the facility in Niles, Michigan. Capital expenditures are projected to be $16 million in 2018, including approximately $7 million for infrastructure upgrades and expanded fabrication and machining capabilities, and approximately $8 million for routine items required to support operations. Depreciation expense was $3.3 million in the first three months of 2018 compared to $2.4 million in the first three months of 2017, and is projected to be $14 million in 2018. Amortization expense was $0.9 million in the first three months of 2018 and $0.5 million in the first three months of 2017, and is projected to be $4 million in 2018.
Corporate Expenses, Interest, Taxes & Other
Pension expense was $2.6 million in the first three months of 2018, unchanged from the first three months of 2017. The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $10.2 million in 2018. Corporate expenses, net, increased in the first three months of 2018 versus 2017 primarily due to higher stock-based employee benefit costs and higher professional fees for services rendered early in the first quarter of 2018 associated with the Terphane non-cash asset impairment loss recognized in the fourth quarter of 2017.
Interest expense was $1.6 million in the first three months of 2018 in comparison to $1.2 million in the first three months of 2017, primarily due to higher interest rates.
The effective tax rate used to compute income tax expense from continuing operations was 22.5% in the first three months of 2018, compared to 39.5% in the first three months of 2017. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) of the Notes to Financial Tables in this press release was 22.1% for the first three months of 2018 versus 39.2% in 2017. The decline in the effective tax rate was primarily due to the U.S. Tax Cuts and Jobs Act enacted in December 2017, which, among other impacts, reduced the U.S. federal corporate income tax rate from 35% to 21% beginning in 2018. An explanation of additional significant differences between the effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2018 and 2017 will be provided in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 (“Form 10-Q”).
Tredegar’s approximately 20% ownership in kaleo, Inc. (“kaléo”), which is accounted for under the fair value method, was estimated at a value of $62 million at March 31, 2018, versus $54 million at December 31, 2017. The changes in the estimated fair value of the Company’s investment in kaléo, which are included in net income under GAAP, have consistently been excluded from net income from ongoing operations as shown in the reconciliation table in Note (a) of the Notes to the Financial Tables in this press release. Kaléo’s stock is not publicly traded. The Company’s valuation estimate is based on projection assumptions that have a wide range of possible outcomes. Ultimately, the true value of Tredegar’s ownership interest in kaléo will be determined if and when a liquidity event occurs.

CAPITAL STRUCTURE
Total debt was $141.0 million at March 31, 2018, compared to $152.0 million at December 31, 2017. Net debt (debt in excess of cash and cash equivalents) was $104.9 million at March 31, 2018, compared to $115.5 million at December 31, 2017. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See Note (d) of the Notes to the Financial Tables in this press release for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following:

•	loss or gain of sales to significant customers on which our business is highly dependent;

•	inability to achieve sales to new customers to replace lost business;

•	ability to develop, efficiently manufacture and deliver new products at competitive prices;

•	failure of our customers to achieve success or maintain market share;

•	failure to protect our intellectual property rights;

•	risks of doing business in countries outside the U.S. that affect our substantial international operations;

•	political, economic, and regulatory factors concerning our products;

•	uncertain economic conditions in countries in which we do business;

•	competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;

•	impact of fluctuations in foreign exchange rates;

•	a change in the amount of our underfunded defined benefit (pension) plan liability;

•	an increase in the operating costs incurred by our operating companies, including, for example, the cost of raw materials and energy;

•
inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;

•	disruption to our manufacturing facilities;

•	occurrence or threat of extraordinary events, including natural disasters and terrorist attacks;

•	an information technology system failure or breach;

•	volatility and uncertainty of the valuation of our cost-basis investment in kaléo;

•	the impact of the imposition of tariffs and sanctions on imported aluminum ingot used in our aluminum extrusions;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in Part I, Item 1A of Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2017. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2017 sales of $961 million. With approximately 3,200 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Sales	$258,711	$221,026
Other income (expense), net (b)(c)	8,233	3,286
	266,944	224,312

Cost of goods sold (b)	203,189	179,761
Freight	8,790	8,306
Selling, R&D and general expenses (b)	26,140	24,507
Amortization of intangibles	1,029	1,241
Pension and postretirement benefits	2,578	2,632
Interest expense	1,644	1,180
Asset impairments and costs associated with exit and disposal activities, net of adjustments (b)	123	564
	243,493	218,191
Income before income taxes	23,451	6,121
Income taxes (e)	5,287	2,418
Net income	$18,164	$3,703

Earnings per share:
Basic	$0.55	$0.11
Diluted	$0.55	$0.11

Shares used to compute earnings per share:
Basic	32,982	32,920
Diluted	32,988	32,957

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Net Sales
PE Films	$93,249	$86,411
Flexible Packaging Films	28,437	26,710
Aluminum Extrusions	128,235	99,599
Total net sales	249,921	212,720
Add back freight	8,790	8,306
Sales as shown in the Condensed Consolidated Statements of Income	$258,711	$221,026

Operating Profit (Loss)
PE Films:
Ongoing operations	$14,034	$9,031
Plant shutdowns, asset impairments, restructurings and other (b)	(1,052)	(2,068)
Flexible Packaging Films:
Ongoing operations	1,715	(1,998)
Plant shutdowns, asset impairments, restructurings and other (b)	—	—
Aluminum Extrusions:
Ongoing operations	10,199	9,829
Plant shutdowns, asset impairments, restructurings and other (b)	(53)	(4,341)
Total	24,843	10,453
Interest income	56	74
Interest expense	1,644	1,180
Gain (loss) on investment in kaleo accounted for under fair value method (c)	8,200	3,300
Stock option-based compensation costs	86	3
Corporate expenses, net (b)	7,918	6,523
Income before income taxes	23,451	6,121
Income taxes (e)	5,287	2,418
Net income	$18,164	$3,703

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2018	December 31, 2017
Assets
Cash & cash equivalents	$36,135	$36,491
Accounts & other receivables, net	130,551	120,135
Income taxes recoverable	25,754	32,080
Inventories	85,358	86,907
Prepaid expenses & other	7,694	8,224
Total current assets	285,492	283,837
Property, plant & equipment, net	221,763	223,091
Investment in kaléo (cost basis of $7,500)	62,200	54,000
Identifiable intangible assets, net	39,515	40,552
Goodwill	128,219	128,208
Deferred income tax assets	9,087	16,636
Other assets	9,334	9,419
Total assets	$755,610	$755,743
Liabilities and Shareholders’ Equity
Accounts payable	$106,524	$108,391
Accrued expenses	39,821	42,433
Income taxes payable	—	—
Total current liabilities	146,345	150,824
Long-term debt	141,000	152,000
Pension and other postretirement benefit obligations, net	96,855	98,837
Deferred income taxes	—	2,123
Other noncurrent liabilities	8,511	8,179
Shareholders’ equity	362,899	343,780
Total liabilities and shareholders’ equity	$755,610	$755,743

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Cash flows from operating activities:
Net income	$18,164	$3,703
Adjustments for noncash items:
Depreciation	7,490	7,721
Amortization of intangibles	1,029	1,241
Deferred income taxes	4,834	(1,665)
Accrued pension income and post-retirement benefits	2,578	2,632
(Gain)/loss on investment accounted for under the fair value method	(8,200)	(3,300)
(Gain)/loss on asset impairments and divestitures	—	50
Net (gain)/loss on sale of assets	—	164
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(14,412)	(11,942)
Inventories	1,846	535
Income taxes recoverable/payable	6,344	2,887
Prepaid expenses and other	748	305
Accounts payable and accrued expenses	(4,785)	1,652
Pension and postretirement benefit plan contributions	(1,187)	(917)
Other, net	560	553
Net cash provided by operating activities	15,009	3,619
Cash flows from investing activities:
Capital expenditures	(5,062)	(12,718)
Acquisition	—	(87,038)
Return of escrowed funds relating to acquisition earn-out	4,250	—
Proceeds from the sale of assets and other	—	31
Net cash used in investing activities	(812)	(99,725)
Cash flows from financing activities:
Borrowings	24,000	122,000
Debt principal payments	(35,000)	(24,000)
Dividends paid	(3,643)	(3,635)
Proceeds from exercise of stock options and other	(247)	695
Net cash provided by (used in) financing activities	(14,890)	95,060
Effect of exchange rate changes on cash	337	399
Increase (decrease) in cash and cash equivalents	(356)	(647)
Cash and cash equivalents at beginning of period	36,491	29,511
Cash and cash equivalents at end of period	$36,135	$28,864

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income and diluted earnings per share as reported under GAAP. Net income and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income or earnings per share from continuing operations as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income from ongoing operations for the three months ended March 31, 2018 and 2017 is shown below:

(in millions, except per share data)	Three Months Ended March 31,
	2018	2017
Net income as reported under GAAP	$18.2	$3.7
After-tax effects of:
Losses associated with plant shutdowns, asset impairments and restructurings	0.1	0.6
(Gains) losses from sale of assets and other:
Unrealized (gain) loss associated with the investment in kaléo	(6.4)	(2.5)
Other	1.1	4.2
Net income from ongoing operations	$12.9	$6.0

Earnings per share as reported under GAAP (diluted)	$0.55	$0.11
After-tax effects per diluted share of:
Losses associated with plant shutdowns, asset impairments and restructurings	—	0.02
(Gains) losses from sale of assets and other:
Unrealized (gain) loss associated with the investment in kaléo	(0.19)	(0.08)
Other	0.03	0.13
Earnings per share from ongoing operations (diluted)	$0.39	$0.18
Reconciliations of the pre-tax and post-tax balances attributed to net income are shown in Note (e).
(b) Losses associated with plant shutdowns, asset impairments, restructurings and other items for continuing operations in the first three months of 2018 and 2017 detailed below are shown in the statements of net sales and operating profit by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.
Plant shutdowns, asset impairments, restructurings and other items in the first quarter of 2018 include:

•
Pretax charges of $1.0 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.3 million for professional fees associated with the Terphane Limitada worthless stock deduction, the impairment of assets of Flexible Packaging Films and determining the effect of the new U.S. federal income tax law (included in “Selling, R&D and general expenses” in the statements of net sales and operating profit by segment and “Corporate expenses, net” in the statements of net sales and operating profit by segment); and

•	Pretax charges of $0.1 million for severance and other employee-related costs associated with restructurings in PE Films and Aluminum Extrusions.

Plant shutdowns, asset impairments, restructurings and other items in the first quarter of 2017 include:

•
Pretax charges of $3.3 million related to the acquisition of Futura i) associated with accounting adjustments of $1.7 million made to the value of inventory sold by Aluminum Extrusions after its acquisition of Futura (included in “Cost of goods sold” in the condensed consolidated statements of income), and ii) acquisition costs of $1.5 million and iii) integration costs of $0.1 million (both ii and iii included in “Selling, R&D and general expense” in the condensed consolidated statements of income);

•
Pretax charges of $1.7 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films of $1.4 million and by Bonnell of $0.3 million (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.4 million related to the explosion that occurred in the second quarter of 2016 at the aluminum extrusions manufacturing facility in Newnan, Georgia, which includes excess production costs of $0.3 million (included in “Cost of goods sold” in the consolidated statements of income) for which recovery from insurance carriers was not assured at that time, and legal and consulting fees of $0.1 million (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•
Pretax charges of $0.7 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which consists of severance and other employee-related costs of $0.2 million, asset impairments of $0.1 million, accelerated depreciation of $0.1 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.3 million ($0.2 million is included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.3 million related to expected future environmental costs at the aluminum extrusions manufacturing facility in Carthage, Tennessee (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.3 million associated with a business development project (included in “Selling, R&D and general expense” in the condensed consolidated statements of income and “Corporate expenses, net” in the statements of net sales and operating profit by segment); and

•
Pretax charges of $0.3 million for severance and other employee-related costs associated with restructurings in Corporate (included in “Corporate expenses, net” in the statements of net sales and operating profit by segment).

(c) An unrealized gain on the Company’s investment in kaléo of $8.2 million was recognized in the first quarter of 2018 (included in “Other income (expense), net” in the condensed consolidated statements of income), compared to an unrealized gain of $3.3 million in the first quarter of 2017.

(d)	Net debt is calculated as follows:

(in millions)	March 31,	December 31,
	2018	2017
Debt	$141.0	$152.0
Less: Cash and cash equivalents	36.1	36.5
Net debt	$104.9	$115.5
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

(e)
Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income and diluted earnings per share as reported under GAAP. Net income and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations. A reconciliation of the pre-tax and post-tax balances attributed to net income from ongoing operations for the three months ended March 31, 2018 and 2017 are shown below in order to show the impact on the effective tax rate:

(In Millions)	Pre-tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended March 31, 2018	(a)	(b)		(b)/(a)
Net income reported under GAAP	$23.5	$5.3	$18.2	22.5%
Losses associated with plant shutdowns, asset impairments and restructurings	0.1	—	0.1
(Gains) losses from sale of assets and other	(7.0)	(1.6)	(5.3)
Net income from ongoing operations	$16.6	$3.7	$12.9	22.1%
Three Months Ended March 31, 2017
Net income reported under GAAP	$6.1	$2.4	$3.7	39.5%
Losses associated with plant shutdowns, asset impairments and restructurings	0.9	0.3	0.6
(Gains) losses from sale of assets and other	2.8	1.1	1.7
Net income from ongoing operations	$9.8	$3.8	$6.0	39.2%

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com